Amcast Announces Management Changes

               Leo Ladehoff, Former Chairman, President, and CEO,
                               Returns as Chairman

                       Byron Pond named President and CEO
                          -----------------------------

DAYTON, OH - (Feb. 14, 2001) - Amcast Industrial Corporation (NYSE: AIZ) today announced that John H. Shuey, the company's Chairman, President and CEO, has resigned, effective immediately.

Leo W. Ladehoff, who served as Chairman, President, and CEO of Amcast from 1978 to 1995, and who has been a member of the company's Board of Directors continuously since 1978, has been elected non-executive Chairman by the Amcast Board of Directors. Byron O. Pond, Jr., retired Chairman and CEO of Arvin Industries, has been named President and Chief Executive Officer of Amcast, effective immediately. Mr. Pond also replaced Mr. Shuey on Amcast's Board of Directors.

Mr. Ladehoff said, "This management change provides an opportunity to inject a new set of skills and new energy and focus into Amcast. We are fortunate that an executive of Byron Pond's caliber and experience has agreed to become President and CEO during a period in which the macroeconomic climate is challenging and our own strategic alternatives process is continuing. Byron has a long record of leading companies engaged in the capital equipment markets, and in particular a stellar record running Arvin Industries. He more recently served as Chairman of the Motor & Equipment Manufacturers Association. Byron will focus all of his energies on the operational side of the business. As a non-executive Chairman, I will focus primarily on the continuing review of strategic alternatives for Amcast that we announced last October, and on facilitating the transition from one CEO to another."

Mr. Ladehoff added, "Byron and I will focus our respective energies to find ways to build shareholder value, both by improving the operations of the company and by exploring strategic alternatives. Whatever decision is made regarding strategic alternatives, Byron's interests are completely aligned with those of our shareholders."

Mr. Pond said, "I believe that Amcast has an opportunity to strengthen, and in some cases rebuild, its position in its markets, and I look forward to meeting with our employees and customers in the coming days and weeks. I am grateful for the confidence expressed in me by the Board of Directors."

Mr. Pond, 64, has more than 20 years' experience running companies in the automotive supply and industrial equipment industries. He retired as Chairman of Arvin Industries in 1999, the same year Arvin was named by Industry Week magazine as one of the 100 best-managed companies. (Arvin merged with Meritor in August, 2000.) Mr. Pond joined Arvin in 1986 as the result of its merger with Maremont Corp, of which he was Chairman and President from 1980 to 1986. He became Chairman and CEO of Arvin in 1990. Mr. Pond recently completed serving his second term as chairman of the Motor & Equipment Manufacturer's Association.

Mr. Pond graduated from Wayne State University. He is currently a member of the boards of directors of Cooper Tire & Rubber of Findley, OH, Precision Castparts Corp. of Portland, OR, Intermet Corporation, Troy, MI, Meridien Automotive Systems, Dearborn, MI, and GSI Lumonics of Kanata, Ontario.

Mr. Ladehoff, 68, has been involved with Amcast Industrial Corporation continuously since 1978. For most of that time he was Chairman, President, and Chief Executive Officer. For 20 years previously he served in senior management and operations positions for a number of companies, including Gulf & Western Industries. He is a graduate of the University of Iowa.

Amcast Industrial Corporation is a leading manufacturer of technology-intensive metal products. Its two business segments are Flow Control Products marketed through national distribution channels, and Engineered Components for original equipment manufacturers. The company serves the automotive, construction, and industrial sectors of the economy.
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Contact:          Gene Donati
                  Clark & Weinstock
                  212-953-2550